Exhibit 99.1

Medicsight and Viatronix Establish Partnership Agreement

-   Provides Viatronix Customers with Concurrent-Read CAD Technology for
 Colon and Lung Cancer Detection -

LONDON AND STONY BROOK, NY, OCTOBER 12, 2005 – Medicsight PLC, a majority owned subsidiary of Medicsight, Inc. (OTCBB: MSHT), a leading developer of computer-aided detection (CAD) technologies and software, and Viatronix, Inc., a leading innovator and developer of diagnostic 3D imaging software, announced today the signing of a non-exclusive partnership agreement to incorporate Medicsight’s CAD products, Medicsight ColonCAD API and Medicsight LungCAD API, into Viatronix’s V3D Medical Imaging Workstations.

The agreement will allow current and new users of Viatronix’s V3D-Colon and V3D-Explorer modules to add Medicsight ColonCAD API and LungCAD API image analysis software tools. Users of the integrated software will be able to interactively view Medicsight’s ColonCAD polyp identification marks or LungCAD lung nodule identification marks while viewing a virtual fly-through of the colon or viewing 3D CT lung images using real-time volume rendering.

The combined Viatronix / Medicsight imaging system is expected to reach the market in the fourth quarter of 2005. A pre-release version of V3D-Colon integrated with Medicsight ColonCAD API will debut at the Sixth International Symposium on Virtual Colonoscopy next week in Boston. The V3D-Colon system, along with V3D-Explorer integrated with Medicsight LungCAD API, will be displayed in its full commercial form at the annual meeting of the Radiological Society of North America (RSNA) in Chicago, IL from November 24, 2005 to December 2, 2005.

David Mason, Medicsight USA CEO, commented, “We are extremely pleased to partner with Viatronix for the incorporation of our ColonCAD API image analysis software into the V3D-Colon module. We believe the integration of these two sophisticated image analysis tools combine to form one of the most effective colon cancer detection systems available on the market. In addition, we believe the integration of our LungCAD API image analysis software into V3D-Explorer will provide radiologists with an innovative tool for the detection of lung cancer and its precursors. Support from a leader in advanced medical imaging systems such as Viatronix demonstrates the revolutionary nature of our technology. We continue to make progress on our strategy to deliver clinical excellence in conjunction with strategic partners. Our software continues to build momentum and wide market acceptance as the standard in analytical tools for more accurate detection and treatment of cancer.”

“The integration has been well thought through and utilizes the full capabilities and strengths of the Viatronix V3D visualization platform,” said Zaffar Hayat, Viatronix CEO and President, “Due to the seamless integration of Medicsight ColonCAD API with the V3D platform, Viatronix anticipates that Medicsight ColonCAD will be easy to use, require minimal training, and add greatly to the confidence of the end user.”

Medicsight CAD tools enable radiologists to read CT scans of the colon and lung using a “concurrent-read” approach. Unlike “second-read” software, in which software is employed after radiologists complete their primary review, concurrent-read software enables radiologists to review the original, “unfiltered” images side-by-side simultaneously, with a software-enhanced image showing regions of interest.  Medicsight believes that using CAD in a concurrent-read increases colonic polyp and lung nodule detection efficiency by minimizing the impact on existing radiology workflows while providing valuable additional information to the radiologist.

Medicsight ColonCAD API is an image-analysis software tool designed to be used with CT (computed tomography) colonography (virtual colonoscopy) to assist radiologists in searching for potential colorectal polyps by deploying a series of filters against image data derived from CT colonography. The product received clearance from the U.S. Food and Drug Administration (FDA) in October 2004 and is the first concurrent-read CAD software product available for CT scans of the colon.

Medicsight LungCAD API is an image-analysis software tool that assists radiologists in evaluating lesions or nodules found during CT scans of the lung. The product received FDA clearance in August 2004 and is the first concurrent-read CAD software product available for CT scans of the lung.

About Medicsight

Medicsight develops enterprise-wide computer-aided detection (CAD) software that is used by the medical imaging market to aid in earlier detection of disease.  Tested on one of the world’s largest databases of verified CT scan data, Medicsight’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions.  The company’s FDA approved CAD software products include ColonCAD API 2.0, the first CAD technology available for CT colonography, and LungCAD API 2.0. Both products include a concurrent-read feature that allows clinicians to review the original image simultaneously with the Medicsight CAD findings, which results in improved workflow and productivity. Medicsight continues to develop CAD software for a variety of disease states that can help in the early detection of disease and ultimately improve patient outcomes. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Japan, China, and Gibraltar. Product and company information can be found on www.medicsight.com. Stock symbol: OTCBB:MSHT

About Viatronix

Viatronix is a leading innovator and developer of 2D/3D medical imaging and diagnostic software.  Our software enables physicians to interactively view vital organs and anatomical structures within the human body from data acquired by standard medical imaging equipment in minimally or non-invasive methods. The 2D digital data acquired from imaging devices is automatically post processed using the company’s proprietary software techniques and provides 3D diagnostic quality images for the physician.  The company’s first product, V3D-Colon for “virtual colonoscopy” allows physicians to interactively view the colon reconstructed from a CT scan, providing visualization of the inner surface that includes polyps and lesions. The company’s V3D-Explorer offers a robust and user-friendly workstation platform that views and reconstructs data in 2D/3D for virtually any organ in the body. V3D-Calcium Scoring aids physicians in determining the amount of calcified plaque accumulation in the coronary arteries.  V3D-Vascular is breakthrough software that permits rapid segmentation and visualization of complex arterial structures using 3D volume rendering, maximum intensity projection and simulated x-ray views. Viatronix, through application of the V3D technology, is developing additional innovative products that will be useful in early detection of other diseases, treatment planning, intervention and follow up evaluation. Viatronix, Inc. is located in Stony Brook, NY. For further information, call toll free 1-866-887-4636 or log on to www.viatronix.com.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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